Exhibit 4.7.1
AMENDMENT NO. 1 TO AMENDED AND RESTATED
STOCKHOLDERS AGREEMENT
AMENDMENT NO. 1 (this “Amendment”), dated as of August 24, 2009, to the Amended and Restated Stockholders Agreement (the “Existing Stockholders Agreement”), dated as of May 29, 2007, among (i) RSC Holdings Inc., a Delaware corporation (the “Company”), and (ii) each Stockholder party to the Existing Stockholders Agreement. Capitalized terms used herein without definition shall have the meanings set forth in the Existing Stockholders Agreement. The Existing Stockholders Agreement, as amended hereby, is referred to as the “Amended Stockholders Agreement.”
W I T N E S S E T H
WHEREAS, the Existing Stockholders Agreement provides that, pursuant to Section 6.8 thereof, the Existing Stockholders Agreement may be amended only if any such amendment, action or omission to act, has been approved by Stockholders holding in excess of 50% of the then-outstanding Voting Securities of the Stockholders including Unanimous Investor Approval;
WHEREAS, the Stockholders who are signatories to this Amendment constitute (i) Stockholders holding in excess of 50% of the then-outstanding Voting Securities of the Stockholders and (ii) all of the Principal Investors who have the right to designate at least one Investor Nominee pursuant to Section 1.1(a) of the Existing Stockholders Agreement as of the date hereof;
WHEREAS, in connection with Ripplewood’s desire to provide their limited partners with liquidity in the Company’s Shares, Ripplewood has indicated it wishes to distribute approximately 26.6 million Shares to those limited partners and would immediately after such distribution cause all of the Ripplewood Nominees to resign from the Board; and
WHEREAS, the parties hereto wish to amend the Existing Stockholders Agreement pursuant to Section 6.8 thereof to, among other things, allow the composition of the Board to better reflect the shareholdings of the Stockholders;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto hereby agree as follows:
1. Amendment and Restatement of Section 1.1(a) of the Existing Stockholders Agreement. Section 1.1(a) of the Existing Stockholders Agreement is hereby amended and restated in its entirety to read as follows:
“(a) Board Nominees.
(i) Prior to a Controlled Company Event. Subject to Section 1.5 and any rights of the holders of shares of any class or series of preferred stock of the Company to elect additional members to the board of directors of the Company (the “Board”), and prior to a Controlled Company Event, the Stockholders and the Company shall take all Necessary Action to cause the Board to be comprised of up to 10 directors:
(A) four of whom shall be designated by Oak Hill (such persons, the “Oak Hill Nominees” or the “Investor Nominees”) (subject to reduction pursuant to Section 1.5(a)(i));
(B) four of whom shall be Independent Directors, each of which shall be designated by Majority Approval (provided that the Board may opt not to fill one of these positions); and
(C) unless otherwise agreed by Majority Approval, one of whom shall be the Chief Executive Officer (the “CEO Nominee”).
(ii) Following a Controlled Company Event. If, following a Controlled Company Event and after giving effect to Section 1.5, the membership of the Board as designated in accordance with Section 1.1(a)(i) would not comply with the requirements of Applicable Law (after giving effect to applicable transition periods, if any), the Stockholders and the Company shall take all Necessary Action to cause the Board to include the following:
(A) three Oak Hill Nominees (subject to reduction pursuant to Section 1.5(a)(ii));
(B) such number of Independent Directors as shall be required to comply with Applicable Law (after giving effect to applicable transition periods, if any), each of which shall be designated by Majority Approval; and
(C) unless otherwise agreed by Majority Approval, the CEO Nominee.
If, after giving effect to the foregoing provisions of this Section 1.1(a)(ii), the composition of the Board would still not comply with the requirements of Applicable Law (after giving effect to applicable transition periods, if any), the Company and the Stockholders will take all Necessary Action to cause the Company to comply with Applicable Law with respect to the composition of the Board (which may include the election of additional Independent Directors as members of the Board and Committees, either as a result of an increase in the membership of the Board or the pro rata reduction in the number of Oak Hill Nominees and their resignation from the Board or Committees, or both).”

2. Amendment of Section 1.1(b) of the Existing Stockholders Agreement. The last sentence of Section 1.1(b) of the Existing Stockholders Agreement is hereby amended and restated in its entirety to read as follows: “One Oak Hill Nominee shall be allocated to each of Class I and Class II, and two Oak Hill Nominees shall be allocated to Class III; provided that if the number of Oak Hill Nominees is reduced pursuant to Section 1.1(a)(ii) or Section 1.5, upon the resignation of an affected Oak Hill Nominee from a class of the Board, the right set forth in Section 1.1(d) to designate successor Oak Hill Nominees to such class shall expire.”
3. Amendment and Restatement of Section 1.5 of the Existing Stockholders Agreement. Section 1.5 of the Existing Stockholders Agreement is hereby amended and restated in its entirety to read as follows:
“1.5 Termination of Oak Hill’s Rights.
(a) Prior to a Controlled Company Event. Notwithstanding anything to the contrary in this Article I, prior to the occurrence of a Controlled Company Event, the number of Oak Hill Nominees that can be designated by Oak Hill pursuant to Section 1.1(a)(i) shall be reduced based on the percentage then held by Oak Hill (together with members of its Principal Investor Group) of the Shares held by Oak Hill (together with members of its Principal Investor Group) as of August 24, 2009 (its “August 2009 Holdings”), as indicated in the following table:

Reduction in Number of Oak Hill Nominees
able to be designated by Oak Hill pursuant to
Percentage of August 2009 Holdings then held	Section 1.1(a)(i)
75% or greater	None
50% or greater, but less than 75%	One
25% or greater, but less than 50%	Two
12.5% or greater, but less than 25%	Three
Less than l2.5%	Four
Oak Hill shall cause the appropriate number of Oak Hill Nominees to resign as required to comply with this Section 1.5(a), and the directors remaining in office shall decrease the size of the Board to eliminate such vacancies.
(b) Following a Controlled Company Event. Notwithstanding anything to the contrary in this Article I, following the occurrence of a Controlled Company Event, the number of Oak Hill Nominees that can be designated by Oak Hill pursuant to Section 1.1(a)(ii) shall be reduced based on the percentage then held by Oak Hill (together with members of its Principal Investor Group) of its August 2009 Holdings, as indicated in the following table:

Reduction in Number of Oak Hill Nominees
able to be designated by Oak Hill pursuant to
Percentage of August 2009 Holdings then held	Section 1.1(a)(ii)
50% or greater	None
25% or greater, but less than 50%	One
12.5% or greater, but less than 25%	Two
Less than l2.5%	Three

Oak Hill shall cause the appropriate number of Oak Hill Nominees to resign as required to comply with this Section 1.5(b), and the directors remaining in office shall decrease the size of the Board to eliminate such vacancies. After giving effect to this Section 1.5(b), if the number of Independent Directors exceeds the number of Independent Directors required to comply with Applicable Law (after giving effect to applicable transition periods, if any), the Company shall cause such number of Independent Directors to resign so that the number of Independent Directors remaining equals the minimum number required to comply with Applicable Law (after giving effect to applicable transition periods, if any).”
4. Amendments to Section 6.8 of the Existing Stockholders Agreement.
4.1. The first sentence of Section 6.8 of the Existing Stockholders Agreement is hereby amended and restated in its entirety to read as follows: “This Agreement may be amended, and the Company and any Stockholder may take any action herein prohibited, or omit to perform any act herein required to be performed by it, by a writing signed by the Company and Stockholders holding in excess of 50% of the then-outstanding Voting Securities of the Stockholders, which writing has received Unanimous Investor Approval; provided that this Agreement may not be amended in a manner adversely affecting the rights or obligations of any Stockholder which does not adversely affect the rights or obligations of all similarly situated Stockholders in the same manner without the consent of such Stockholder.”
4.2. The following sentence shall be added to Section 6.8 of the Existing Stockholders Agreement: “Any Shares distributed to limited partners of Ripplewood shall be disregarded for purposes of the calculation of 50% of the then-outstanding Voting Securities of the Stockholders pursuant to the first sentence of this Section 6.8.”
5. Treatment of Shares Transferred to Limited Partners of Ripplewood and Continued Holdings by Ripplewood.
5.1. On the date hereof, and immediately after the effectiveness of this Amendment, Ripplewood shall distribute all of its Shares other than the Remaining Shares (as defined below) to certain of its limited partners (the “Distribution”). Notwithstanding Section 2.1(c) of the Amended Stockholders Agreement, such partners will not be required to join the Amended Stockholders Agreement, and pursuant to the written opinion of Jones Day, dated the date hereof, the legend on the Shares distributed will be removed. The remaining Shares held by Ripplewood (8,174,816 Shares) will remain subject to the Amended Stockholders Agreement (the “Remaining Shares”).
5.2. The Remaining Shares, for a period of not less than 90 days after the Distribution, shall not be subject to any securities transaction, including sales, puts, calls, collars or otherwise. Ripplewood agrees that, after such 90-day period, (i) any transactions in the Remaining Shares shall comply with applicable securities laws and shall be subject to the volume limitation of Rule 144(e)(1) under the Securities Act applicable to sales of Shares by affiliates of the Company (the “Aggregate Volume Limitation”), and (ii) the Remaining Shares may be distributed to the partners of Ripplewood, so long as (1) such partners agree in a writing reasonably satisfactory to the Company to be subject to the Aggregate Volume Limitation and (2) a method of tracking the Aggregate Volume Limitation is put in place in a manner reasonably satisfactory to the Company.

5.3. When the aggregate number of Remaining Shares is less than 4,000,000, (i) from such time, Ripplewood and any of its partners who have received Remaining Shares pursuant to Section 5.2 shall no longer be parties to the Amended Stockholders Agreement, and (ii) from such time, each party that agreed to be subject to the Aggregate Volume Limitation pursuant to Section 5.2 shall be released from such obligation. Notwithstanding the foregoing, in connection with a transfer of any Remaining Shares, Ripplewood or any such partners shall provide the Company with such certifications and opinions as it shall reasonably require in order to remove any restrictive legends from Remaining Shares being transferred.
5.4. Notwithstanding Section 6.8 of the Amended Stockholders Agreement, this Section 5 may be amended only by the written consent of the Company, Ripplewood and Oak Hill.
6. Resignations of Ripplewood Nominees. Ripplewood shall promptly cause all of the Ripplewood Nominees to resign from the Board upon the effectiveness of this Amendment. The Company shall cause a corresponding reduction in the size of the Board.
7. Miscellaneous.
7.1. The headings contained in this Amendment are for purposes of convenience only and shall not affect the meaning or interpretation of this Amendment.
7.2. The Existing Stockholders Agreement, together with this Amendment, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
7.3. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflicts of laws principles thereunder that would indicate the applicability of the laws of any other jurisdiction).
7.4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Amendment may be executed by facsimile signature(s).
7.5. Except as expressly amended hereby, all provisions of the Existing Stockholders Agreement are hereby ratified, readopted, approved, and confirmed and remain in full force and effect.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment by their authorized representatives as of the date first above written.

RSC HOLDINGS INC.
By:	/s/ Kevin Groman
	Name:	Kevin Groman
	Title:	SVP – General Counsel

RSC ACQUISITION LLC

By:	Ripplewood Partners II, L.P.,
its Sole Member

By:	Ripplewood Partners II GP, L.P.,
its General Partner

By:	RP II GP, LLC,
its General Partner

By:	/s/ Christopher P. Minnetian

Name: Christopher P. Minnetian
Title: Secretary

RSC ACQUISITION II LLC

By:	RP II GP, LLC,
its Manager

By:	/s/ Christopher P. Minnetian

Name: Christopher P. Minnetian
Title: Secretary

OHCP II RSC, LLC

By:	Oak Hill Capital Partners II, L.P.,
its Sole Member

By:	OHCP Gen Par II, L.P.,
its General Partner

By:	OHCP MGP II, L.L.C.,
its General Partner

By:	/s/ John R. Monsky

Name: John R. Monsky
Title: Vice President

OHCMP II RSC, LLC

By:	Oak Hill Capital Management
Partners II, L.P.,
its Sole Member

By:	OHCP Gen Par II, L.P.,
its General Partner

By:	OHCP MGP II, L.L.C.,
its General Partner

By:	/s/ John R. Monsky

Name: John R. Monsky
Title: Vice President

OHCP II RSC COI, LLC

By:	OHCP Gen Par II, L.P.,
its Sole Member

By:	OHCP MGP II, L.L.C.,
its General Partner

By:	/s/ John R. Monsky

Name: John R. Monsky
Title: Vice President